SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                  May 16, 2001
                                  ------------
                Date of Report (Date of earliest event reported)

                            THE STEAK n SHAKE COMPANY
                            -------------------------
             (Exact name of registrant as specified in its charter)


          Indiana                        0-8445               37-0684070
          -------                        ------               ----------
      (State or other           (Commission File Number)     (IRS Employer
jurisdiction of incorporation)                            Identification Number)


     500 Century Building
     36 S. Pennsylvania Street
     Indianapolis, Indiana                               46204
     ---------------------                               -----
(Address of principal executive offices)               (Zip Code)


        Registrant's telephone number, including area code (317) 633-4100


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ITEM 5.    OTHER EVENTS

     The Board of Directors of The Steak n Shake Company has adopted a Rights Agreement (the "Plan") effective as of May 16, 2001. The purpose of the Plan is to deter certain coercive tactics that have been used to acquire control of public corporations and to enable the Board of Directors to represent effectively the interests of the shareholders in the event of a takeover attempt. The Plan will not deter negotiated mergers or business combinations that the Board of Directors determines to be in the shareholders best interests and in the best interests of the Company. The Plan is designed to force an acquiror to deal with the Board of Directors. If the acquiror's proposal is not approved by the Board, the issuance of the Rights provided for in the Plan would dramatically alter the capital structure of the Company thereby making the acquiror's proposal unattractive to it. The involvement of the Board of Directors could improve the price and terms of any acquisition proposal. The adoption of the Plan is not in response to any specific acquisition proposal and the Company is not aware of plans or proposals for the acquisition of control of the Company. The Plan does not in any way alter the financial strength of the Company or interfere with its business plans. The adoption of the Plan is not dilutive, does not affect reported earnings per share, and is not taxable to the shareholders or the Company.

     Under the Plan, rights will attach to the outstanding shares of Common Stock at the rate of one right for each share held by shareholders of record at the close of business on May 31, 2001. The rights will become exercisable only if a person or group of affiliated persons (an "Acquiring Person") acquires 15% or more of the Company's Common Stock or announces a tender offer or exchange offer that would result in the acquisition of 30% or more of the outstanding Common Stock. At that time, the rights may be redeemed at the election of the Board of Directors of the Company. If not redeemed, then prior to the acquisition by such person of 50% or more of the outstanding Common Stock of the Company, the Company may exchange the rights (other than rights owned by the Acquiring Person, which would have become void) for Common Stock (or other securities) of the Company on a one-for-one basis. If not exchanged, the rights may be exercised and the holders may acquire preferred stock units or Common Stock of the Company having a value of two times the exercise price of $40.00. Each preferred share unit carries the same voting rights as one common share. If the Acquiring Person engages in a merger or other business combination with the Company, the rights would entitle the holders to acquire shares of the Acquiring Person having a market value equal to twice the exercise price of the rights. The Plan will expire in May, 2011. The distribution of the rights is not a taxable event for shareholders of the Company.

     In connection with the adoption of the Plan, the Board of Directors also approved the terms of the Series A Preferred Stock and adopted an Amendment to the Articles of Incorporation of the Company designating the relative rights, preferences and limitations of the Series A Preferred Stock.


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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Financial statements of businesses acquired

          Not applicable

     (b)  Pro forma financial information

          Not applicable

     (c)  Exhibits

          3.01 Articles of Amendment of Articles of Incorporation authorizing Preferred Stock as filed with the Indiana Secretary of State on May 16, 2001.

          3.02 Articles of Amendment of Articles of Incorporation designating terms of Series A Preferred Stock as filed with the Indiana Secretary of State on May 16, 2001.

          4.01 Rights Agreement dated as of May 16, 2001 between The Steak n Shake Company and Computershare Investor Services, LLC, as Rights Agent.

         99.01 On May 17, 2001, The Steak n Shake Company ("Steak n Shake") issued the press release attached hereto as Exhibit 99.1.




Press Release dated as of May 17, 2001




                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 THE STEAK n SHAKE COMPANY



                                 By:  /s/ Mary Ham
                                      ------------------------------------------
                                      Mary Ham, Secretary and General Counsel


Dated:  May 16, 2001


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


                                  EXHIBIT INDEX
                                  -------------


Number Assigned
In Regulation
S-K Item 601                        Description of Exhibit
------------                        ----------------------

(3)    3.01         Articles  of   Amendment   of   Articles  of   Incorporation
                    authorizing  Preferred  Stock  as  filed  with  the  Indiana
                    Secretary of State on May 16, 2001.

(3)    3.02         Articles  of   Amendment   of   Articles  of   Incorporation
                    designating terms of Series A Preferred Stock as filed with the Indiana Secretary of State on May 16, 2001.

(4)    4.01         Rights  Agreement dated as of May 16, 2001 between The Steak
                    n Shake Company and Computershare Investor Services, LLC, as
                    Rights Agent.

      99.01 On May 17, 2001, The Steak n Shake Company ("Steak n Shake") issued the press release attached hereto as Exhibit 99.1.

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